Exhibit 99.5

Noble Innovations to Display the Viridian Tankless Water Heaters at the Connect 2009 – PHCC Convention in New Orleans

Noble Innovations, Inc. (OTCBB: NOBV) will be showcasing its Viridian® brand of whole-house, electric tankless water heaters at the PHCC Annual Convention and Tradeshow, Connect 2009, to be held in New Orleans October 21st to the 23rd, 2009. This event provides thousands of influential builders, architects and developers, as well as others in the homebuilding industry, an opportunity to see first hand the latest products and innovative designs.

“Connect 2009 is planned to provide access and information and experts that will help all of those in the building industry to become stronger and more competitive in this time of economic instability and rapid change,” said James Cole, President and CEO of Noble Innovations. Cole continued, “This venue is an excellent opportunity to exhibit our innovative Viridian Truly Tankless Electric Water Heater to builders, and other professionals in the plumbing and heating arena, and to show how we can be a part of their success in the future. Noble products have several features that result in a higher quality and higher efficiency. In a down economy, builders and consumers alike are looking for ways to save money. Tankless water heaters have become one of the most demanded new items for energy efficient green homes and remodeling projects. With its energy, water, material and space saving benefits, the Viridian whole-house, tankless water heater is leading the way.” For more information, visit www.ViridianTankless.com.

About Noble Innovations, Inc.

Noble Innovations develops and markets energy-efficient products that help consumers save time, space and money. Its flagship product, the Viridian electric tankless water heater, brings hot water on-demand to the whole house from a compact box placed anywhere in the home. Using the same green-minded approach, Noble is expanding its product line with the development of commercial applications. For more, visit www.noblecares.com.

About PHCC

The Plumbing-Heating-Cooling Contractors Association (the “PHCC”) is the oldest trade association in the construction industry, and the premier organization for the plumbing, heating and cooling professional. Since 1883, PHCC has been the leader in promotion, advancement, education and training in its field. Today PHCC has more than 4100 contractor members from open and union shops, who work in the residential, commercial, new construction, industrial and service and repair industry segments. For more, visit www.PHCC.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1993 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates, and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: lack of market acceptance of our products, unanticipated challenges or delays in the manufacture of our products, inability to generate revenue sufficient to cover our operating costs, difficulties related to seeking additional capital and corporate financing, potential risks and effects of legal administrative proceedings and governmental regulations, unanticipated technology advances from competitors, general economic conditions, and the ability to manage and continue growth. Should one or more of Noble's underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Noble makes in this news release include market conditions and those set forth in reports or documents Noble files from time to time with the United States Securities and Exchange Commission. Noble undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Noble Innovations, Inc., Phoenix

James A. Cole, 602-455-0507

Fax: 602-233-3434

jcole@noblecares.com

Source: Business Wire (March 16, 2009 - 6:02 AM EDT)

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